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                                                                   EXHIBIT 3.1.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        DOBSON COMMUNICATIONS CORPORATION

         Dobson Communications Corporation, an Oklahoma corporation (the "Corporation"),

DOES HEREBY CERTIFY:

         FIRST: That the Corporation's Board of Directors, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and recommending that the stockholders of the Corporation approve the amendment.

         SECOND: Section 11.2 of the Corporation's Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

         11.2 Number of Directors. The number of directors which shall constitute the whole board shall be not less than three nor more than fifteen (plus such number of additional directors as the holders of Preferred Stock from time to time may be entitled to elect), and, except with respect to directors entitled to be elected by holders of Preferred Stock, shall be determined by resolution adopted by a vote of a majority of the entire board, or at an annual or special meeting of stockholders by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the total combined voting power of the Common Stock entitled to vote generally in the election of directors voting together as a single class. The directors elected by the holders of Common Stock have been divided into three classes, which classes are designated as Class I, Class II and Class III, respectively. The directors whose terms expire in 2004 are designated as Class I directors; the directors whose terms expire in 2005 are designated as Class II directors, and the directors whose terms expire in 2006 are designated as Class III directors. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at that time shall be designated as the same class of directors as their predecessors and, except as otherwise set forth in this Amended and Restated Certificate of Incorporation, shall be elected by the holders of Class A Common Stock and Class B Common Stock voting together as a single class to serve for a term of three years and until their successors shall be elected and shall qualify. In the event of any increase or decrease in the number of directors, the additional or eliminated directorships shall be so classified so that all classes of directors shall remain or become equal in number, as nearly as may be practicable. Each director shall hold office for the term for which he is elected or appointed and until his successor shall be elected and shall qualify, or until his death, or until he shall resign or be removed. The successors to the class of directors whose terms expire shall be elected as set forth herein at the annual meeting of stockholders; and those persons who receive the highest number of votes by the holders of the class or classes of Common Stock entitled to vote in the election of such directors shall be deemed to have been elected. No reduction in number shall have the effect of removing any director prior to the expiration of his term. The number of directors of the Corporation may, from




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time to time, be increased or decreased in such manner as may be provided in the
Bylaws of the Corporation.

         THIRD: Section 11.3 of the Corporation's Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

         11.3 Election of Directors.

               11.3.1 Written Ballot. Election of directors need not be by written ballot unless otherwise provided in the Bylaws.

               11.3.2 Class A Directors. Immediately upon the filing of this Certificate of Amendment of Certificate of Incorporation with the Oklahoma Secretary of State, one Class II director and one Class III director shall each be designated by the Board as a "Director Designated by Class A Holders," and, notwithstanding anything to the contrary set forth in Article V of this Certificate of Incorporation, the following shall apply:

               (A) at each annual meeting of stockholders at which the term of a Director Designated by Class A Holders is scheduled to expire, beginning with the annual meeting of stockholders in 2005, the successor to the Director Designated by Class A Holders whose term is scheduled to expire at such meeting shall be designated as a "Director Designated by Class A Holders" and shall be elected by the holders of Class A Common Stock, voting as a separate class, to serve for a term of three years and until his or her successor shall be elected and shall qualify;

               (B) in the event of a vacancy created by the death, resignation or removal of a Director Designated by Class A Holders, the remaining Director Designated by Class A Holders shall appoint an interim Director Designated by Class A Holders to serve until the next annual meeting of stockholders, at which time a new Director Designated by Class A Holders shall be elected by vote of the holders of Class A Common Stock, voting as a separate class, to serve for the remainder of the vacated term and until his or her successor shall be elected and shall qualify;

               (C) in the event of vacancies at the same time of both of the positions of the Directors Designated by Class A Holders, the Board of Directors shall call and hold as soon as practicable a special meeting of stockholders at which time two new Directors Designated by Class A Holders will be elected by the holders of Class A Common Stock, voting as a separate class, to serve the remainder of the vacated terms and until his or her successor shall be elected and shall qualify; and

               (D) at any time after the annual meeting of stockholders in 2006, the right of the holders of Class A Common Stock to elect the Directors Designated by Class A Holders and to fill any vacancy created by the death, resignation or removal of a Director Designated by Class A Holders shall terminate upon the occurrence of the later to occur of the following events: (i) the outstanding shares of Class B Common Stock represent less than 25% of the total combined voting power of the Corporation's voting stock and (ii) the outstanding shares of Class A Common Stock and Class B Common Stock beneficially owned by the Dobson Family (as hereinafter defined), Dobson CC Limited Partnership, an Oklahoma limited partnership, and their respective affiliates (collectively, the "Dobson Group"), together with any person(s) with






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whom any such member of the Dobson Group has or enters into a voting or similar agreement or forms a "group" as used in Section 13(d) of the Securities Exchange Act of 1934, as amended, represent less than 25% of the total combined voting power of the Corporation's voting stock for a period of 90 consecutive days.

               For purposes of this Section 11.3.2, the term "Dobson Family" means (i) each of Russell L. Dobson, Everett R. Dobson, Stephen T. Dobson, (ii) each such person's spouse and (iii) any parent or grandparent and any lineal descendant (including any adopted child) of any parent or grandparent of such person or of his spouse.

               FIFTH: That, thereafter, the stockholders voted in favor of the amendment pursuant to written consent given in accordance with the provisions of
Section 1073 of the Oklahoma General Corporation Act, and written notice has been given to those stockholders who have not consented in writing as provided for in Section 1073 of the Oklahoma General Corporation Act.

               SIXTH: That said amendment was duly adopted in accordance with the provisions of Section 1077 of the Oklahoma General Corporation Act.

               IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Vice President and attested to by its Assistant Secretary on August 18, 2003.




                                         --------------------------------------
                                         /s/ Ronald L. Ripley, Vice President


Attest:



-------------------------------------
/s/ Trent LeForce, Assistant Secretary